[Form of Letter Agreement for Eugene Tan]

[date]

ASM Acquisition Company Limited
Unit 601-2, 6th Floor
St. George’s Building
2 Ice House Street
Central, Hong Kong

UBS Securities LLC
299 Park Avenue
New York, NY 10171

Re:	Initial Public Offering of ASM Acquisition Company Limited

Ladies and Gentlemen:

This letter is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among ASM Acquisition Company Limited, an exempted company organized under the laws of the Cayman Islands (the “Company”), and UBS Securities LLC as the representative (the “Representative”) of the underwriters named in Schedule A thereto (collectively, the “Underwriters”), relating to an underwritten initial public offering (the “IPO”) of the Company’s units (the “Units”), each composed of one of the Company’s ordinary shares, par value $0.001 per share (the “Ordinary Shares”), and one warrant, which is exercisable for one Ordinary Share (the “Warrants”). Certain capitalized terms used herein are defined in paragraph 17 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon the undersigned officer and/or director or advisor of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1. Neither the undersigned nor any affiliate of the undersigned will be entitled to receive, and no such person will accept, any finder’s fee, consulting fee, reimbursement or cash payment or any other form of compensation, including the issuance of the Company’s securities, from the Company for services rendered to the Company prior to or in connection with the consummation of a Business Combination, other than (subject to the following sentence) (a) repayment of those certain Promissory Notes in the amount of $125,000 and $250,000 made to the Company by ASM SPAC(1) Limited, a British Virgin Islands incorporated company, to cover offering expenses; (b) a payment of an aggregate of $7,500 per month to Argyle Street Management Limited, a British Virgin Islands incorporated company, for office space, administrative services and secretarial support; (c) reimbursement for any reasonably incurred out-of-pocket expenses related to identifying, investigating and consummating a Business Combination; (d) other expenses or advances that the Company is permitted to incur; or (e) compensation or fees that may be received for any services provided following such Business Combination. The undersigned acknowledges that the Company’s Audit Committee (or the Company’s Board of Directors, with any interested director abstaining from such review and approval, in the case of a director who is a member of the Company’s Audit Committee) will review and approve all payments made to the undersigned, the Company’s Existing Holders, Founders, officers, directors and advisors and the Company’s or their affiliates, other than the payments described in clauses (a) and (b) of the immediately preceding sentence.

2. The undersigned acknowledges and agrees that the Company will not enter into any transaction with any of the Company’s officers, directors or advisors or any of the Company’s or their respective affiliates, including loans by the Company’s officers, directors and advisors and any forgiveness of loans, (a) without the prior approval by a majority of the Company’s disinterested, “independent” (as defined below) directors or, in the event the Company has no “independent” directors, the members of the Company’s Board of Directors who do not have an interest in the transaction, in either case who had access, at the Company’s expense, to the Company’s attorneys or independent legal counsel, and (b) unless the Company’s disinterested, “independent” directors determine that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties. As used herein “independent” means a director who qualifies as (a) an “independent director” under Section 121 of the American Stock Exchange’s AMEX Company Guide and (b) independent under Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

3. In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as the undersigned ceases to be an officer or director of the Company, subject to any pre-existing fiduciary and contractual obligations the undersigned might have. The undersigned agrees not to become affiliated with a blank check company other than the Company that may seek a Target Business until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as the undersigned ceases to be an officer or director of the Company.

4. The undersigned acknowledges and agrees that (i) the Company will not (a) consummate a Business Combination with a Target Business that is either (x) a portfolio company of, or has otherwise received a financial investment from, the Founders or their affiliates, or (y) affiliated with the Founders or the Company’s directors, officers or advisors, or (b) consummate a Business Combination with any Underwriter, or IPO selling group member, or any of their affiliates, unless, in each case, the Company obtains an opinion from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority (“FINRA”) that a Business Combination with such Target Business is fair to the Company’s shareholders from a financial point of view; and (ii) if, in connection with a Business Combination, any entity or entities with which the Company’s officers, directors or advisors are affiliated purchases a minority interest in the Target Business, the entity or entities affiliated with such officers, directors and/or advisors will be required to pay the same price per share or unit for their interest in the Target Business as the Company pays, the other terms of the investment of such affiliated entity or entities will be required to be no more favorable than the terms of the Company’s investment and such investment will require the prior approval by a majority of the Company’s disinterested, “independent” directors.

5. The undersigned will escrow any and all of (A) the Founders’ Units, Founders’ Shares and Founders’ Warrants (including the Ordinary Shares to be issued upon the exercise of the Founders’ Warrants) beneficially owned by him or her until one year after the consummation by the Company of a Business Combination and (B) the Insider Warrants (including the Ordinary Shares to be issued upon exercise of the Insider Warrants) beneficially owned by him or her until the consummation by the Company of a Business Combination subject to the terms of an Escrow Agreement which the Company will enter into with the Founders and the Existing Holders and an escrow agent acceptable to the Company.

6. The undersigned agrees not to resign as Chief Executive Officer until the earlier of the consummation by the Company of a Business Combination or the date on which all of the conditions to the liquidation of the Company are satisfied (the “Liquidation Date”), unless he or she becomes disabled by virtue of ill health or other disability and is unable to perform substantially and continuously his or her duties. The undersigned’s biographical and conflicts of interest information furnished to the Company and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background or conflicts of interest and contains all of the information required to be disclosed pursuant to Section 401 of Regulation S-K, promulgated under the Securities Act of 1933, as amended. The undersigned’s questionnaire(s) furnished to the Company and the Underwriters and attached hereto as Exhibit B is true and accurate in all respects. The undersigned represents and warrants that:

(a) the undersigned is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from, any act or practice relating to the offering of securities in any jurisdiction;

(b) the undersigned has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and the undersigned is not currently a defendant in any such criminal proceeding; and

(c) the undersigned has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

7. The undersigned hereby agrees (i) not to request that the Company’s Board of Directors consider any proposal to eliminate or amend Article 170 of the Company’s Amended and Restated Memorandum and Articles of Association, (ii) in connection with any shareholder vote on a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association, to vote any and all of the Founders’ Shares owned directly or indirectly by him or her in the same manner as a majority of the Public Shareholders, and (iii) not to seek shareholder approval to extend the amount of time the Company has to consummate a Business Combination beyond the Extended Period. This paragraph may not be modified or amended under any circumstances.

8. The undersigned has full right and power, without violating any agreement by which he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into and perform under this letter agreement and serve as Chief Executive Officer, and hereby consents to being named in the Registration Statement as an officer of the Company.

9. If the Company seeks approval of its shareholders of either the Extended Period or a Business Combination, the undersigned will:

(a) vote any Founder’s Shares owned directly or indirectly by him or her in accordance with the majority of the Ordinary Shares voted by the Company’s Public Shareholders in connection with the vote on the Extended Period or any Business Combination, as applicable; and

(b) vote all Ordinary Shares that he or she may acquire in or following the IPO in favor of the Extended Period or the Business Combination, as applicable.

In addition, the undersigned waives his or her right to exercise redemption rights with respect to any Ordinary Shares owned or to be owned by the undersigned, directly or indirectly, and agrees that he or she will not seek redemption with respect to such shares in connection with any vote to approve the Extended Period or a Business Combination.

10. The undersigned hereby waives any and all right, title, interest or claim of any kind in or to (i) any and all of the quarterly distributions (the “Quarterly Distributions”) required by the Company’s Amended and Restated Memorandum and Articles of Association and described in the Company’s final prospectus relating to the IPO and (ii) any distributions of the Trust Account, or to any other amounts distributed in connection with a liquidating distribution of the Company, in each case, with respect to his or her Founders’ Shares and the Ordinary Shares underlying the Founders’ Warrants or the Insider Warrants (any “Claim”), and hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Company or the Trust Account for any reason whatsoever; provided that the foregoing shall not apply to any Ordinary Shares underlying the Units issued in the IPO (the “IPO Shares”) acquired by the undersigned. The undersigned hereby agrees that the Company shall be entitled to reimbursement from the undersigned for any Quarterly Distribution, any distribution of the Trust Account or any other amounts distributed by the Company in connection with a liquidating distribution received by the undersigned with respect to his or her Founders’ Shares or the Ordinary Shares underlying the Founders’ Warrants or the Insider Warrants.

11. The undersigned agrees to indemnify and hold harmless the Company, jointly and severally with ASM SPAC(1) Limited and the other Founders, against any and all losses, liabilities, claims, damages and expenses whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) (collectively, “Damages”) to which the Company may become subject, but only if, and to the extent (a) the claims reduce the amounts in the Trust Account available for payment to holders of the IPO Shares in the event of a liquidation of the Trust Account and (b) the claims are made (i) by a vendor for services rendered, or products sold, to the Company; (ii) by a third party with which the Company enters into a contractual relationship following consummation of the IPO; or (iii) by a prospective Target Business arising out of any negotiations, contracts or agreements with the Company, provided that such indemnity shall not apply to any amounts claimed owed to a third party who executed a valid and legally enforceable waiver of any right, title, interest or claim of any kind in or to the Trust Account, or as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the case of the Company’s dissolution and liquidation, the undersigned understands that the Company expects that all costs and expenses associated with implementing the Company’s plan of distribution, as well as payments to any creditors, will be funded from amounts remaining out of the $50,000 of proceeds from the IPO held outside the Trust Account and from the up to $2.5 million in interest income on the balance of the Trust Account that will be released to the Company to fund its working capital and general corporate requirements. Should the aforementioned funds not be sufficient, the undersigned hereby agrees to reimburse the Company for its out-of-pocket costs associated with its dissolution and liquidation, excluding any special, indirect or consequential costs, such as litigation, pertaining to the dissolution and liquidation. The undersigned hereby represents and warrants to the Company that it is an accredited investor as such term is defined in Regulation D under the Securities Act of 1933, as amended.

12. This letter agreement shall be binding on the undersigned and such person’s respective successors, heirs, personal representatives and assigns. This letter agreement shall terminate on the earlier of (a) the consummation of a Business Combination and (b) the Liquidation Date; provided that such termination shall not relieve the undersigned from liability for any breach of this agreement prior to its termination.

13. The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to the Underwriters and its legal representatives or agents (including any investigative search firm retained by the Underwriters) any information they may have about the undersigned’s background and finances (“Information”). Neither the Underwriters nor its agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.

14. The undersigned acknowledges and understands that the Company and the Underwriters will rely upon the agreements, representations and warranties set forth herein in proceeding with the IPO. Nothing contained herein shall be deemed to render the Underwriters a representative of, or a fiduciary with respect to, the Company, its shareholders, or any creditor or vendor of the Company with respect to the subject matter hereof.

15. This letter agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

16. No term or provision of this letter agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

17. As used herein:

•
“Business Combination” means the acquisition of all or at least a majority of the equity interest in one or more Target Businesses through a merger, capital stock exchange, asset acquisition, stock purchase, or other similar transaction, including obtaining a majority interest through contractual arrangements.

•	“Existing Holders” means all of the holders of the Company’s securities before completion of the IPO.

•
“Extended Period” means the 12 month extension to the time period within which the Company must complete a Business Combination, which extension is conditioned upon (i) the Company entering into a letter of intent, agreement in principle or definitive agreement with respect to a Business Combination within 24 months following the consummation of the IPO, (ii) the Company’s shareholders approving the Extended Period at a special meeting of the Company’s shareholders for the purpose of soliciting their approval for such extension, and (iii) holders of less than 30.0% of the IPO Shares both voting against the Extended Period and exercising their redemption rights in connection with such vote.

•	“Founders” means the Company’s officers and directors and ASM SPAC(1) Limited.

•
“Founders’ Units” means the 4,312,500 units purchased from the Company by ASM SPAC(1) Limited on December 12, 2007 (up to 562,500 of which Founders’ Units will be redeemed by the Company to the extent that the Underwriters do not exercise their over-allotment option) for a purchase price of $25,000, or approximately $0.006 per Founders’ Unit. Each Founders’ Unit consists of one Ordinary Share (each a “Founders’ Share”) and one warrant to purchase one Ordinary Share (each a “Founders’ Warrant”). In February 2008, (a) Keith Wu purchased 215,625 Founders’ Units, (b) Kenneth Gaw purchased 215,625 Founders’ Units, (c) Kenneth Shen purchased 269,531 Founders’ Units and (d) Richard Gadbois purchased 53,906 Founders’ Units (an aggregate of 754,687 Founders’ Units) from ASM SPAC(1) Limited for approximately $0.006 per Founders’ Unit.

•
“Insider Warrants” means the 4,550,000 warrants ASM SPAC(1) Limited, Keith Wu, Kenneth Gaw, Kenneth Shen and Richard Gadbois have committed to purchase at a price of $1.00 per warrant for an aggregate purchase price of $4,550,000 in a private placement that will occur immediately prior to the completion of the IPO.

•
“Public Shareholders” means purchasers of Ordinary Shares in the IPO or in the secondary market, including any of the Company’s officers or directors and their affiliates to the extent that they purchase or acquire Ordinary Shares in the IPO or in the secondary market.

•
“Target Business” means one or more operating businesses having its primary operations in Asia (including, without limitation, each country located in the Eastern, Southern and South Eastern subregions of Asia, but specifically excluding North Korea), which, after completion of the IPO, the Company may target for a Business Combination.

•
“Trust Account” means the trust account established under the Investment Management Trust Agreement, dated as of [________], 2008, by and between the Company and Continental Stock Transfer & Trust Company.

By:
Name: Eugene Tan
Title: Chief Executive Officer

Accepted and agreed:

ASM ACQUISITION COMPANY LIMITED

By:
Name:
Title:

Exhibit A
[Biographical and Conflicts of Interest Information Furnished to the Company]

A-1

Exhibit B
[D&O Questionnaire and NASD Questionnaire]

B-1